Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on January 18, 2008 (including additional amendments thereto) with respect to the Common Stock of Charming Shoppes, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 18, 2008

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
By:	RCG Starboard Advisors, LLC, its investment manager

RCG ENTERPRISE, LTD
By:	Ramius Capital Group, L.L.C., its investment manager

RCG PB, LTD
By:	Ramius Advisors, LLC, its investment advisor

RCG LATITUDE MASTER FUND, LTD
By:	Ramius Capital Group, L.L.C., its investment advisor

RAMIUS ADVISORS, LLC
By:	Ramius Capital Group, L.L.C., its sole member

RCG STARBOARD ADVISORS, LLC
By:	Ramius Capital Group, L.L.C., its sole member

RAMIUS CAPITAL GROUP, L.L.C.
By:	C4S & Co., L.L.C., as managing member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss